Exhibit 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
July 2, 2014

MEADOWBROOK INSURANCE GROUP, INC. ANNOUNCES
THE PASSING OF DIRECTOR DAVID K. PAGE

Meadowbrook Insurance Group, Inc. (NYSE:MIG) (“Meadowbrook” or the “Company”) today announced the sudden passing of Mr. David K. Page, a member of its Board of Directors since 2000.  Mr. Page Chaired the Board of Directors since May 2013 and also served as the Chairman of the Governance & Nominating Committee.

Mr. Page graduated from both Dartmouth College in 1955 and Harvard Law School in 1958. Mr. Page was a partner at the Detroit, Michigan law firm of Honigman Miller Schwartz and Cohn, LLP (“Honigman”). Mr. Page served on Honigman’s Board of Directors and Executive Committee and as past chairman of its Corporate Department and Management Committee. He was a member of the State Bar of Michigan and the American Bar Association. In addition Mr. Page was also active in civic affairs and was a director of many non-profit organizations, several of which he served as chairman or vice chairman.

Robert S. Cubbin, Chief Executive Officer and member of the Board of Directors of Meadowbrook commented, “We are deeply saddened at the sudden passing of David Page.  He has been a trusted advisor and resource to the Board of Directors.  For nearly fifteen years, David has given us the benefit of his considerable business, management, legal, investment and leadership experience.  He was a kind and gentle man who always treated people with respect.  We will miss him and his leadership a great deal.”

Robert S. Cubbin will act as Interim Chairman of the Board until the next regularly scheduled meeting of the Board of Directors in late July, where the Board will elect a permanent Chairperson from the independent Board members.

About Meadowbrook Insurance Group
Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

PR-1014